Exhibit 99.1

CIBER, Inc.

5251 DTC Parkway, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

For Immediate Release	Contacts:	Jennifer Matuschek	Diane Stoner
		VP/Investor Relations	Media Relations
		303-220-0100	303-220-0100
		jmatuschek@ciber.com	dstoner@ciber.com

CIBER REPORTS FOURTH QUARTER AND FISCAL 2006 RESULTS

Record Year for Revenue, EPS Increased

CIBER Europe Gains Led Solid Fourth Quarter

GREENWOOD VILLAGE, Colorado – February 13, 2007 – Today CIBER, Inc. (NYSE: CBR) reported results for the fourth quarter of 2006 and fiscal year ended December 31st.

Revenue for the final quarter and year of $257.5 million and $995.8 million, respectively, were both CIBER records and exceeded the range CIBER targeted for the quarter.  GAAP EPS was $0.12 per share for the quarter and $0.40 per share for the year, both in line with previous indications.

“CIBER Europe led a strong fourth quarter and improved year for CIBER overall.  European total revenue increased $29.8 million (14 percent) for all of 2006, to $244.3 million, fueled by headcount growth of 20 percent.  Europe’s fourth quarter was the strongest of the year and 27 percent of CIBER’s total; we are confident that their contributions will continue for fiscal 2007 as a whole,” said Mac Slingerlend, President and Chief Executive Officer of CIBER.

Overall, CIBER’s organic revenue increased six percent from 2005, led by double digit improvement in CIBER’s Europe, State & Local Government and U.S. ERP (CIBER Enterprise Solutions) Practices.  The U.S. Commercial Practice increased revenue five percent, while U.S. Federal Government revenues decreased 12 percent.

“2006 was a year of progress for CIBER.  We were able to deliver the two Danish projects as expected in the fourth quarter, and both projects have been added to at standard terms by the clients.  We were also able, in 2006, to close out and otherwise improve several projects that constrained gross profit, particularly in our U.S. Oracle and SAP Practices.  We are confident 2007 will show increases in several metrics and full year results.”

Financial Review

Fourth Quarter 2006 Compared to Fourth Quarter 2005

Revenue increased eight percent to $257.5 million, a CIBER record, from $238.1 million in 2005’s fourth quarter.  In large measure, sustained demand in our European and State & Local Government Practices led to this $19.4 million increase.

Gross profit margins expanded to 26.5 percent from 25.5 percent, with the State & Local Government Practice representing the majority of this fourth quarter comparison increase.

SG&A expenses decreased as a percent of revenue from 21.6 percent to 21.2 percent, mainly due to cost containment programs in our State & Local Government Practice.

Operating income margins increased over 40 percent from 3.3 percent to 4.7 percent, with CIBER Europe and the State & Local Government Practice providing the biggest quarter-over-quarter contribution.

The income tax rate was 31 percent for 2006’s fourth quarter, versus 32 percent for the last quarter of 2005.

Net income for the quarter of $7.5 million more than doubled from 2005’s fourth quarter of $3.6 million.  CIBER’s European, U.S. Commercial and State & Local Practices all had better fourth quarters than a year ago.

GAAP EPS doubled on a fourth quarter year-over-year basis to $0.12 per share.

Fiscal Results 2006 versus 2005

Revenue increased six percent organically to $995.8 million.  This approximate $52 million increase was led by CIBER Europe ($26 million), U.S. Commercial Practice ($18 million), the State & Local Practice ($15 million) and CIBER Enterprise Solutions Practice ($12 million), more than offsetting the Federal Government Practice decrease ($19 million).

Gross profit margins fell 20 basis points compared to 2005, primarily due to lower Federal Government Practice and CIBER Enterprise Solutions Practice implementation services margins, which were materially offset by better margins in the Commercial, CIBER Europe and State & Local Government Practices.

SG&A expense, as a percent of revenue, increased 20 basis points on a year-over-year basis, primarily due to a mix shift to greater European contributions.

Despite the fourth quarter results that were 140 basis points better than the exit rate of 2005’s fourth quarter, operating income margins for the year compressed 40 basis points as a result of lower margins in the U.S. Federal and CIBER Enterprise Solutions Practices.

The income tax rate for 2006 was 35 percent, compared to 36 percent for 2005.

GAAP EPS increased to $0.40 per share from $0.38 per share for 2005.

Foreign Exchange Affects

For the December quarter, the affect of foreign exchange was to increase revenue by approximately $6.1 million and operating income by approximately $0.3 million, in comparison to the fourth quarter of 2005.  For 2006 as a whole, foreign exchange increased revenue by approximately $2.1 million and operating income by approximately $0.1 million.

Contract Wins and Pipeline

Contract wins (including Europe) were seasonally lower at approximately $200 million for the December 2006 quarter; wins were approximately $1.13 billion for calendar 2006, a 1.13:1 book-to-bill ratio.  The U.S. pipeline of opportunities increased approximately $100 million from September 2006 to $2.7 billion at year-end.

Treasury Stock Activity

During the fourth quarter, CIBER purchased 200,000 shares into Treasury at a cost of $1.4 million, or $6.92 per share.  For Calendar 2006, CIBER acquired 1.25 million shares at a cost of $8.1 million, or $6.49 per share.

Balance Sheet at December 2006

•                  Cash was $33.3 million and working capital borrowings were $11.9 million.

•                  Services DSOs were 66 days.

•                  Shareholder equity was $416.1 million.

Outlook for 2007

For the calendar year, CIBER expects revenue to increase to between $1.015 billion and $1.035 billion, and GAAP EPS to increase to $0.45-0.51 per share.

For the March 2007 quarter, CIBER is expecting revenue and GAAP EPS to increase year-over-year to $250-255 million and $0.09-0.11 per share, respectively.

Conference Call and Webcast:

A webcast to discuss the company’s financial results and outlook will be held at 11:00 a.m. ET on Tuesday, February 13, 2007, and may be heard live by visiting the Investors portion of the company website at www.ciber.com/cbr/.  To participate in the call, dial (800) 218-0713 within the United States and (303) 262-2138 internationally.  A replay of the conference call will be available through March 13, 2007 by dialing (800) 405-2236 within the United States and (303) 590-3000 internationally. The replay will also be available on CIBER’s website.

About CIBER, Inc.

CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER’s global delivery services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974 and headquartered in Greenwood Village, Colo., the company now serves client businesses from over 60 U.S. offices, 20 European offices and five offices in Asia.  Operating in 18 countries, with 8,250 employees and annual revenue of approximately $1 billion, CIBER and its IT specialists continuously build and upgrade clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, ALWAYS ABLE. www.ciber.com

Forward-Looking and Cautionary Statements

Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.  CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.  Copyright© 2007.

CIBER, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
In thousands, except per share data	2005	2006	2005	2006
Consulting services	$225,785	$247,360	$917,443	$953,541
Other revenue	12,319	10,148	38,566	42,296
Total revenue	238,104	257,508	956,009	995,837

Cost of consulting services	170,157	183,304	676,575	705,900
Cost of other revenue	7,148	6,063	22,257	23,858
Selling, general and administrative expenses	51,530	54,518	204,563	215,109
Amortization of intangible assets	1,445	1,400	5,958	5,930
Operating income	7,824	12,223	46,656	45,040
Other expense, net	2,595	1,412	8,051	6,934
Income before income taxes	5,229	10,811	38,605	38,106
Income tax expense	1,672	3,350	13,898	13,371
Net income	$3,557	7,461	$24,707	$24,735

Earnings per share – diluted	$0.06	$0.12	$0.38	$0.40

Weighted average shares – diluted	62,850	62,324	68,296	62,357

For the three months ended December 31, 2005 and 2006, respectively, earnings per share – basic was $0.06 and $0.12 and weighted average shares – basic were 62,364 and 61,803.

For the year ended December 31, 2005 and 2006, respectively, earnings per share – basic was $0.40 and $0.40 and weighted average shares – basic were 62,536 and 61,925.

CIBER, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

In thousands	December 31, 2005	December 31, 2006

Assets
Current assets:
Cash and cash equivalents	$40,661	$33,319
Accounts receivable, net	212,110	226,055
Prepaid expenses and other current assets	18,118	21,020
Deferred income taxes	4,603	3,748
Total current assets	275,492	284,142

Property and equipment, net	25,388	26,521
Intangible assets, net	434,411	453,106
Other assets	9,276	15,910
Total assets	$744,567	$779,679

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$31,995	$41,486
Accrued compensation and related liabilities	44,371	43,579
Other accrued expenses and liabilities	47,857	51,173
Income taxes payable	3,887	7,147
Total current liabilities	128,110	143,385

Long-term line of credit – bank	42,638	11,949
Long-term debentures	175,000	175,000
Other long-term liabilities	19,282	31,975
Total liabilities	365,030	362,309

Minority interest	2,930	1,248

Shareholders’ equity	376,607	416,122
Total liabilities and shareholders’ equity	$744,567	$779,679

CIBER, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Year Ended December 31,
In thousands	2005	2006

Operating activities:
Net income	$24,707	$24,735
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,486	12,187
Amortization of intangible assets	5,958	5,930
Other, net	(6,365)	1,953
Net cash provided by operating activities	35,786	44,805

Investing activities:
Acquisitions, net of cash acquired	(9,641)	(9,854)
Purchases of property and equipment, net	(10,757)	(10,579)
Other	(1,935)	(598)
Net cash used in investing activities	(22,333)	(21,031)

Financing activities:
Employee stock purchases and options exercised	5,701	4,919
Purchases of treasury stock	(10,497)	(8,115)
Payments on line of credit and term notes, net	(8,266)	(23,921)
Other, net	280	(5,874)
Net cash used in financing activities	(12,782)	(32,991)
Effect of foreign exchange rate changes on cash	(4,456)	1,875
Net decrease in cash and cash equivalents	(3,785)	(7,342)
Cash and cash equivalents, beginning of period	44,446	40,661
Cash and cash equivalents, end of period	$40,661	$33,319

Supplemental Information:

CIBER, Inc.

Operating Results Analysis

For the Quarter and Year Ended December 31, 2006

(unaudited)

($ In millions)

	Three Months Ended				Year Ended
	December 31, 2005		December 31, 2006		December 31, 2005		December 31, 2006
		% of		% of		% of		% of
By Divisions	Amount	Revenue	Amount	Revenue	Amount	Revenue	Amount	Revenue
Revenue
Commercial*	$87.6	37%	$89.0	34%	$352.9	37%	$354.0	35%
State & Local	31.9	13	35.2	14	125.9	13	141.1	14
U.S. Package	26.5	11	27.6	11	102.9	11	115.1	12
Federal	36.3	15	35.5	14	159.8	17	141.3	14
Europe*	55.8	24	70.2	27	214.5	22	244.3	25
Total	$238.1	100%	$257.5	100%	$956.0	100%	$995.8	100%

		% of Div.		% of Div.		% of Div.		% of Div.
		Revenue		Revenue		Revenue		Revenue
Operating Income
Commercial*	$4.3	5%	$6.6	7%	$25.5	7%	$24.7	7%
State & Local	0.1	0	2.7	8	5.6	4	11.6	8
U.S. Package	3.6	14	1.2	4	11.4	11	8.3	7
Federal	3.8	11	3.6	10	20.3	13	14.0	10
Europe*	2.3	4	4.3	6	8.5	4	13.1	5
Corporate	(4.8)	(2)	(4.8)	(2)	(18.7)	(2)	(20.8)	(2)
EBITA	9.3	4	13.6	5	52.6	6	50.9	5
Amort. Expense	(1.5)	(1)	(1.4)	(—)	(5.9)	(1)	(5.9)	(—)
Operating Income	$7.8	3%	$12.2	5%	$46.7	5%	$45.0	5%

*U.S. includes India’s results; Europe includes Eastern Asia’s results.

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